Exhibit 20.1
                                  INVITATION
                                      by
                       NUTRITIONAL SOURCING CORPORATION

             to Holders to offer to sell for cash their holdings of
                    10.125% Senior Secured Notes Due 2009
                                _____________

      Nutritional Sourcing Corporation (the "Company") invites each owner (a "Holder") of the above-referenced notes issued by the Company (collectively, the "Notes") to submit to Wilmington Trust Company (the "Depositary") offers to sell any or all of the Notes held by such Holder to the Company (as further described under "TERMS OF THE INVITATION - Tender offer procedures") upon the terms and conditions specified in this Invitation and the accompanying Letter of Transmittal (collectively sometimes referred to herein as the "Invitation"). The purchase price each Holder will receive for tendered Notes will be determined based on the schedule of prices (the "Pricing Schedule") indicated below (plus accrued and unpaid interest).

                               Pricing Schedule
     ------------------------------------------------------------------------
                                                        Purchase Price to
                                                       Be Paid Per $1,000
                                                       Principal Amount of
                                                       Notes Tendered, Not
      Aggregate Principal Amount of All Notes        Withdrawn and Accepted
      Tendered by All Holders Tendering Notes,         for Purchase by the
          Not Withdrawn and Accepted                         Company
                by the Company                            (the "Price")
     --------------------------------------------  --------------------------
              $0.01      to      $15,000,000.00                 $770
     $15,000,000.01      to      $30,000,000.00                 $780
     $30,000,000.01      to      $37,595,555.50                 $790
     $37,595,555.51      to      $38,000,000.00    $ 830(the "Maximum Price")

      The Company may accept offers until the Company has purchased Notes at an aggregate purchase price (excluding accrued interest) of $31,540,000. Under this procedure, the Company will pay to each Holder whose offer is accepted the highest price determined according to the Pricing Schedule above (the "Price"). The Price will be paid for all Notes accepted for payment in the offer. However, to the extent acceptance of all offers at the Price would cause the aggregate purchase price (excluding accrued interest) to exceed $$31,540,000, the Company will allocate its acceptance of offers at the Clearing Price among all such offers on a pro rata basis with holders of Notes being tendered in denominations under $1,000 being given priority. Under the Tender Offer Procedures, the Company will accept for purchase tenders of up to $38,000,000 in aggregate principal amount of Notes (the "Maximum Amount") which would be purchased (if validly tendered and accepted) at the Maximum Price, for an aggregate purchase price of $31,540,000.

      The maximum amount available to the Company to fund the purchase of the Notes (the "Maximum Amount"), excluding accrued interest, is $31,540,000; as a consequence, the Company will accept for purchase less than all of the outstanding Notes.

      Tendering Noteholders will be deemed by virtue of tender to have consented to an amendment (the "Proposed Amendment") to the indenture (the "Indenture") under which the Notes were issued. The Proposed Amendment will permit the Company to discontinue filing reports with the Securities and Exchange Commission (the "SEC"). However, the Proposed Amendment does require that the Company provide Noteholders with financial statements and a management discussion and analysis of operations on a quarterly and annual basis in form and content similar to that required by the SEC. Such reports will be provided no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year and 90 days after the end of each fiscal year. The Company will post such reports on its web-site www.pueblo.net. In addition the Company will provide copies of the reports to the Trustee who will distribute them to Noteholders. The amendment will not become effective unless a majority in principal amount of the Notes outstanding are purchased under the Invitation, but if effective will bind all Noteholders whether or not they tender or their Notes are purchased. A majority in principal amount of the Notes outstanding and not owned by an affiliate is $37,595,555.51. No separate fee in addition to the purchase price indicated in the Pricing Schedule will be paid for the consent.

      Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date (as defined below).

      The Invitation will expire at 5:00 p.m., New York City time, on June 15, 2005, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the "Expiration Date"). The Company's obligations in respect of the Invitation are conditioned on the satisfaction of the conditions set forth herein.

      The Company intends to finance its purchases of Notes under this Invitation through borrowings under its existing senior credit facility (the "Senior Credit Facility"), and settle all payment obligations with respect to Notes accepted for purchase pursuant to the Invitation, as soon as practicable following such acceptance but in no event later than the third business day following the Expiration Date (the "Settlement Date").

                                May 17, 2005

                                      2


                   IMPORTANT INFORMATION REGARDING TENDER DELIVERY

      Any Holder desiring to tender Notes should either (a) complete and sign the Letter of Transmittal or a facsimile copy, in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and deliver the certificates for the tendered Notes to the Depositary (or transfer such Notes pursuant to the book-entry transfer procedures described herein), (b) request the Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction or
(c) tender through The Depository Trust Company ("DTC") pursuant to DTC's
Automated Tender Offer Program ("ATOP").   A Holder with Notes registered in
the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if he desires to tender those Notes. To be valid, tenders must be received by the Depositary before the Expiration Date.

      Until the Expiration Date, any Holder desiring to tender such Holder's Notes and whose Notes are not available on a timely basis, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Notes by following the procedures for guaranteed delivery set forth under "TERMS OF THE INVITATION - Procedure for Tendering Notes."

                               ____________

      This Invitation and the Letter of Transmittal contain important information which should be read before a decision is made with respect to the Invitation.

                               ____________

      No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in this Invitation (which includes the materials appended hereto) other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Invitation and the related documents do not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Invitation to be made by a licensed broker or dealer, the Invitation shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Invitation (which includes the materials appended hereto) nor any purchase of Notes shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information herein is correct as of any time subsequent to the date hereof.

                               ____________

                                      3


                               TABLE OF CONTENTS
                                                                         Page

IMPORTANT INFORMATION REGARDING TENDER DELIVERY. . . . . . . . . . . . . .  3
TERMS OF THE INVITATION. . . . . . . . . . . . . . . . . . . . . . . . . .  5
CERTAIN CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 11
CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
CERTAIN RECENT EVENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
SOURCE AND AMOUNT OF FUNDS . . . . . . . . . . . . . . . . . . . . . . . . 14
CERTAIN FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . 14
DEPOSITARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . . . . . 16

                                      4



                            TERMS OF THE INVITATION

General

      On the terms and subject to the conditions set forth in this Invitation and any supplements or amendments hereto and in the related Letter of Transmittal, the Company hereby invites holders of Notes to submit offers to sell the Notes for cash up to the Maximum Amount.

      On the terms and subject to the conditions hereof (including the terms and conditions of any extension or amendment hereto), the Company will accept for payment Notes that are validly tendered (and not withdrawn) on or prior to the Expiration Date, up to the Maximum Amount and subject to the Tender Offer procedures described below. See "? Tender Offer Procedures." Payment for Notes will be made on the Settlement Date. Each tendering Holder whose Notes are accepted for payment pursuant to the Invitation will receive the Clearing Price therefor per $1,000 principal amount thereof.

      Tendering Noteholders will be deemed by virtue of tender to have consented to the Proposed Amendment. The Proposed Amendment will permit the Company to discontinue filing reports with the SEC. However, the Proposed Amendment does require that the Company provide Noteholders with financial statements and a management discussion and analysis of operations on a quarterly and annual basis in form and content similar to that required by the SEC. Such reports will be provided no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year and 90 days after the end of each fiscal year. The Company will post such reports on its website www.pueblo.net. In addition, the Company will provide copies of the reports to the Trustee who will distribute them to Noteholders. The amendment will not become effective unless a majority in principal amount of the Notes outstanding are purchased under the Invitation, but if effective will bind all Noteholders whether or not they tender or their Notes are purchased. A majority in principal amount of the Notes outstanding and not owned by an affiliate is $37,595,555.51. No separate fee in addition to the purchase price indicated in the Pricing Schedule will be paid for the consent.

      The Invitation and the payment for the Notes are conditioned on, among other things, satisfaction of the conditions to the Invitation set forth herein. If any condition to the Invitation is not satisfied or waived by the Company on or prior to the Expiration Date, the Company reserves the right (but will not be obligated), subject to applicable law, (i) to terminate the Invitation and not accept for payment and purchase the tendered Notes and return all tendered Notes to tendering Holders, (ii) to waive all the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered and not withdrawn prior to the Expiration Date, (iii) to extend the Invitation at any time and retain the Notes that have been tendered during the period or periods for which the Invitation is extended or
(iv) to amend the Invitation. The Company also reserves the right to terminate the Invitation on a date earlier than the Expiration Date. See "- Conditions to the Invitation."

      Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount and integral multiples thereof, except that tenders may be in lesser amounts representing the entire principal amount of the Note being tendered, or if the amount not being tendered is $1,000 or an equal multiple thereof. The Company will be deemed to have accepted for payment validly tendered Notes as and when the Company gives written notice thereof to the Depositary. Payment for Notes accepted for payment pursuant to the Invitation will be made by deposit of the aggregate Price therefor, plus aggregate accrued interest thereon, with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to the tendering Holders. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders after the Company has deposited the requisite funds with the Depositary. The Price and accrued interest will be paid in immediately available funds on the Settlement Date.

      The Company does not make any recommendation as to whether or not Holders should tender their Notes under the Invitation.

                                      5

      The Company expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Notes after the Expiration Date, through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms that may or may not differ from the terms of the Invitation.

Tender Offer Procedures

      General Instructions for Tendering Notes. The Company will purchase the Notes it accepts for purchase for an amount per $1,000 principal amount determined in accordance with the Pricing Schedule. Each registered Holder should specify on the applicable Letter of Transmittal the principal amount of the Notes the Holder is offering to sell. Beneficial owners must instruct their broker, dealer, bank, trust company or other nominee with respect to such information. The enclosed "Instructions to Record Holder" may be used for this purpose. Although Holders may offer to sell any or all of their Notes, the Company will only spend up to the Maximum Amount to purchase the principal amount of Notes pursuant to this Invitation and therefore may accept for purchase less than all of the offered Notes. The procedure for tendering Notes is described in more detail below.

      The Company will pay to all holders of Notes whose offers are accepted the Price determined pursuant to the Pricing Schedule, until the Company has accepted the Maximum Amount pursuant to this Invitation. If the aggregate principal amount of Notes offered exceeds the principal amount to be accepted by the Company at the Maximum Price under the foregoing procedure, acceptances of offers at the Maximum Price will be allocated among holders on a pro rata basis according to the principal amount so offered, with holders of Notes being tendered in denominations under $1,000 being given priority.

      Maximum Clearing Price. The Company has established a Maximum Price for the Notes of $830 per $1,000 principal amount.

      Purchase of Notes. Notes that are tendered and are accepted for purchase by the Company will be purchased at the Clearing Price, plus interest accrued but unpaid up to but not including the Settlement Date. The Settlement Date will be as soon as practicable following the date of acceptance for purchase but in no event later than the third business day following the Expiration Date. Under the Tender Offer Procedures, the Company will accept for purchase tenders of up to $38,000,000 in aggregate principal amount of Notes, which would be purchased (if validly tendered and accepted) at the Maximum Price, for an aggregate purchase price of $31,540,000.

      Payment for Notes. Payment by the Company on the Settlement Date will be made in immediately available funds by deposit with the Depositary of the aggregate Price of the Notes accepted for purchase plus, in each case, unpaid interest accrued to (but not including) the Settlement Date. The Depositary will act as agent for the tendering Holders for the purpose of delivering Notes accepted for purchase to or on the order of the Company against receipt of payment therefor and transmitting payment to the tendering Holders whose Notes have been accepted for purchase. On and after the Settlement Date, the tendering Holders whose Notes have been purchased by the Company will cease to be entitled to receive interest on such Notes. Subject to the other terms and conditions of the Invitation, on the Settlement Date the Depositary will pay the aggregate Price of the Notes accepted for purchase and the unpaid interest accrued thereon (i) by wire transfer to DTC, (a "Book-Entry Transfer Facility"), in the case of Notes accepted for purchase which were tendered by book-entry transfer as described below or (ii) in all other cases, by check payable to the tendering Holders whose Notes have been accepted for purchase (unless a different payee is indicated under the Special Payment Instructions in the applicable Letter of Transmittal). Promptly after the Settlement Date, the Depositary will return to the tendering Holders or their designees Notes tendered to the Depositary and not accepted for purchase by the Company. Also, as soon as practicable after the Settlement Date, the Depositary will return or cause to be returned to any Holder or its designee who partially tendered a Note a certificate for the portion of the Note which was not tendered. The Depositary will mail all unpurchased Notes and checks by first-class mail unless such Notes and/or checks represent more than $250,000, in which case they will be mailed by registered mail and, in the case of returned Notes, insured separately for their replacement value.

      Acceptance by the Company of offers of Notes tendered pursuant to the Invitation will constitute an irrevocable agreement between the offering Holder and the Company subject to all terms and conditions expressed in this Invitation. Such acceptance shall be made by notification to the Depositary, which shall be considered the agent of the offering Holder for such purpose.

                                      6

Procedure for Tendering Notes

      Valid Tender. Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount and integral multiples thereof, except that tenders may be in lesser amounts representing the entire principal amount of the Note being tendered, or if the amount not being tendered is $1,000 or an equal multiple thereof. For a Holder to validly tender Notes pursuant to the Invitation, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Invitation before the Expiration Date. In addition, on or before the Expiration Date either (a) certificates for tendered Notes must be received by the Depositary at such address or (b) such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary, including an Agent's Message if the tendering Holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. Only Holders are authorized to tender their Notes.

      Letters of Transmittal and Notes should be sent to the Depositary (which is also the Trustee for the Notes) and not to the Company, the Information Agent or DTC.

      In all cases, notwithstanding any other provision hereof, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing such Notes or book-entry confirmation, the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed (or receipt of an Agent's Message with respect to Notes tendered through ATOP procedures), and any required signature guarantees and other documents required by the Letter of Transmittal.

      If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

      Need for Guarantee of Signature. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each a "Medallion Signature Guarantor") on the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, unless the Notes tendered thereby are tendered (a) by the registered Holder of such Notes and that Holder has not completed either of the boxes entitled "Special Payment Instructions" and "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States (each, an "Eligible Institution").

      Book-Entry Delivery of the Notes. Within two business days after the date of this Invitation, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Invitation. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or prior to the Expiration Date at one of its addresses set forth on the back cover of this Invitation. Delivery of such documents to DTC does not constitute delivery to the Depositary.

      Guaranteed Delivery. If a Holder desires to tender Notes pursuant to the Invitation, and time will not permit the Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder may nevertheless tender its Notes by properly completing and duly executing a Notice of Guaranteed

                                      7

Delivery if all the following conditions are satisfied: (i) the tender is made by or through an Eligible Institution, (ii) a Notice of Guaranteed Delivery, substantially in the form provided by the Company, properly completed and duly executed, is timely received by the Depositary on or prior to the Expiration Date, as provided below and (iii) the certificates representing all tendered Notes, or a book-entry confirmation with respect to all tendered Notes, together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees and all other documents required by Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery. A Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery unless such tender is for the account of an Eligible Institution.

      Withholding Tax. Under U.S. federal income tax laws, the Depositary may be required to withhold 28% of the amount of any payments made to certain Holders under the Invitation. To avoid such backup withholding with respect to cash received under the Invitation, a tendering U.S. Holder must provide the Depositary with its correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. For a discussion of other federal income tax consequences to U.S. Holders, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" below.

      General. The tender of Notes under the Invitation by one of the procedures set forth above will constitute an agreement between the tendering Holder and the Company in accordance with the terms and subject to the conditions of the Invitation.

      The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

      All questions as to the form of documents and the validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes will be determined by the Company, in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject tenders of Notes that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Invitation or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Invitation (including the instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Withdrawal of Tenders

      Notes tendered under the Invitation may be withdrawn at any time before the Expiration Date. In addition, tenders of Notes may be validly withdrawn if the Invitation is terminated without any Notes being purchased. In the event of termination of the Invitation, Notes tendered under the Invitation will be promptly returned to the tendering Holder. Withdrawal of the Notes will also be deemed a withdrawal of the consent with respect to the Proposed Amendment.

      Withdrawals of Notes will be effective only if a written or facsimile transmission notice of withdrawal and revocation is timely received by the Depositary at one of its addresses set forth on the back cover of this Invitation. The withdrawal notice must specify the name of the person who tendered the Notes to be withdrawn, must specify the principal amount of the Notes to be withdrawn, must specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes, and must be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, the notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the

                                      8

registered Holder (if different from that of the tendering Holder) or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless the Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately on receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Invitation.

      Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will be deemed not validly tendered for purposes of the Invitation. Properly withdrawn Notes may, however, be re-tendered by again following one of the procedures described in "- Procedure for Tendering Notes" above at any time on or before the Expiration Date.

      Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

Conditions to the Invitation

      Notwithstanding any other provision of the Invitation, the Company shall not be required to accept any Notes for purchase, and may terminate, extend or amend the Invitation and may postpone, subject to Rule 14e-l under the Exchange Act, the acceptance of Notes so tendered, if any of the following conditions exists: (i) the occurrence of (a) in the sole judgment of the Company, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which the Company is a party or by which it is bound) to the purchase of Notes under the Invitation, (b) any change or development, including a prospective change or development, in the general economic, financial, currency exchange or market conditions in the United States or abroad that, in the sole judgment of the Company, has or may have a material adverse effect on the market price of the Notes or upon trading in the Notes or on the value of the Notes to the Company, (c) the institution, threat or pendency of any action or proceeding before any court, governmental regulatory or administrative agency or authority or instrumentality, or by any person, in connection with the Invitation that challenges the making of the Invitation or (d) the occurrence or likely occurrence of any event affecting the business or financial affairs of the Company that in the Company's sole judgment would or might prohibit, prevent, restrict or delay consummation of the Invitation; (ii) the lender under the Senior Credit Facility for any reason does not make available to the Company sufficient funds to finance the purchase of the Notes.

      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If any of the foregoing events shall have occurred, the Company may, subject to applicable law, (i) terminate the Invitation and return all Notes tendered pursuant to the Invitation to the tendering Holders, (ii) extend the Invitation and retain all tendered Notes until the extended Expiration Date, (iii) amend the terms of the Invitation or modify the consideration to be paid pursuant to the Invitation or (iv) waive the unsatisfied condition or conditions with respect to the Invitation and accept all validly tendered Notes. See "- Extension, Amendments and Termination" and "- Procedure for Tendering Notes." The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this section shall be final and binding on all persons. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Extension, Amendments and Termination

      The Company expressly reserves the right, at any time or from time to time, regardless of whether or not any of the events set forth in "- Conditions to the Invitation" shall have occurred or shall have been determined by the Company to have occurred, subject to applicable law, (i) to extend the period of time during which the Invitation is open and thereby delay acceptance for payment of, and the payment for, any Notes, by giving oral or written notice of such extension to the Depositary, (ii) to terminate the Invitation early or (iii) to amend the Invitation in any respect by giving oral or written notice of such amendment to the Depositary.

                                      9

      There is no assurance that the Company will exercise its right to extend the Invitation. The Company expressly reserves the right, in its sole discretion, to terminate the Invitation. Any extension, waiver, amendment or early termination will be followed as promptly as practicable by the public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, the Company will have no obligation to publish or communicate any such public announcement other than by issuing a release to the PR Newswire. If the Company terminates the Invitation, all Notes tendered and not accepted for payment will be returned promptly to the tendering Holders. If the Invitation is withdrawn or otherwise not completed, the Clearing Price will not be paid or become payable to Holders of the Notes who have tendered their Notes. See "- Conditions to the Invitation."

Indenture Amendment to Delete Reporting Covenant

      The Proposed Amendment would substantially modify the reporting covenant in the Indenture. This covenant requires the Company to file with the SEC and furnish to the Holders such reports and other documents required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is subject to such Sections.

      Pursuant to the terms of the Indenture, the Proposed Amendment requires the written consent of the Holders of at least a majority in aggregate principal amount of the Notes outstanding excluding Notes owned by the Company or by any affiliate thereof (the "Required Consents"). As of the date of this Invitation, the aggregate principal of the Notes outstanding is $75,698,773 of which $507,662 are owned by an affiliate. A majority in principal amount of the Notes outstanding and not owned by an affiliate is $37,595,555.51. No separate fee in addition to the purchase price indicated in the Pricing Schedule will be paid for the consent. The completion, execution and delivery of a Letter of Transmittal by a Holder in connection with the tender of Notes will constitute the consent of such tendering Holder to the Proposed Amendment with respect to the Notes tendered. The Company expects to execute a supplement to the Indenture reflecting the Proposed Amendment before consummating the Invitation. However, the supplement would not become effective until confirmation by the Company by means of an officer's certificate that the Company will accept Notes for tender pursuant to the Invitation representing at least a majority of the principal amount of the outstanding Notes (excluding Notes owned by the Company or by an affiliate thereof).

      There will be no fixed record date for determining registered holders of Notes entitled to participate in the Invitation. A tender of Notes under the Invitation will automatically be deemed to constitute a consent to the Proposed Amendment and such consent will automatically be deemed to be revoked for tendered Notes that the Company does not accept.

      The Proposed Amendment will permit the Company to discontinue filing
reports to the SEC.   However, the Proposed Amendment does require that the
Company provide Noteholders with financial statements and a management discussion and analysis of operations on a quarterly and annual basis in form and content similar to that required by the SEC. Such reports will be provided no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year and 90 days after the end of each fiscal year. The Company will post such reports on its web-site www.pueblo.net. In addition, the Company will provide copies of the reports to the Trustee who will distribute them to Noteholders.

      If the Proposed Amendment is adopted and the Invitation is consummated, Notes that are not tendered, or that are tendered but not accepted for purchase pursuant to the Invitation, will remain outstanding, but will be subject to the terms of the Indenture as modified by the Proposed Amendment. If the Proposed Amendment becomes operative, the reporting covenant of the Indenture will be substantially modified, affording less protection to Holders than the covenant currently set forth in the Indenture.

      The purpose of amending this covenant is to allow the Company to discontinue preparing and filing periodic reports with the Securities and Exchange Commission and complying with related duties to which public companies are subject. The Company believes that this would benefit the Company by freeing it from substantial burden and expense, which the Company believes are not commensurate with their benefit to the Noteholders.

                                     10

                            CERTAIN CONSIDERATIONS

      In deciding whether to participate in the Invitation, each Holder should consider carefully, in addition to the other information contained herein, the following:

Effects of Amendments to the Senior Credit Facility

      Notes not purchased pursuant to the Invitation will remain outstanding. The Company intends to finance its purchases of Notes under the Invitation through borrowings under the Senior Credit Facility. To accommodate these borrowings, the Senior Credit Facility will be amended to permit the Company to apply up to the Maximum Amount to the repurchase of the Notes pursuant to the Invitation. The amended Senior Credit Facility could increase the credit risks with respect to the Company faced by the remaining Holders, or otherwise be adverse to the interests of the remaining Holders.

Limited Market for Notes

      The Notes are not listed on any public securities exchange or reported on a national quotation system. To the extent that Notes are tendered and accepted in the Invitation, the trading markets for the Notes that remain outstanding may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or not purchased may be affected adversely to the extent the amount of Notes tendered and purchased under the Invitation reduces the float of the Notes. The reduced float may also tend to make the trading price more volatile. There is a risk that no trading market will exist for the Notes following the Company's purchase of offered Notes after the Expiration Date. The extent of the market for the Notes following consummation of the Invitation would depend on the number of Holders that remain at the time, the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Effect of Change of Control

      Under certain provisions of the Indenture under which the Notes were issued, it is provided that in the event there shall occur a "change of control" of the Company, each Holder of the Notes shall have the right to require the Company to repurchase the Holder's Notes in cash pursuant to an offer required to be made by the Company to purchase the Notes at a price equal to 101% of the principal amount thereof plus accrued interest. A "change of control" is defined in the Indenture for these purposes as (among other circumstances) (i) the acquisition by a third party of more than 35% of the total voting power of the Company or of PXC&M Holdings, Inc., the current owner of all of the outstanding voting stock of the Company, and (ii) Gustavo Cisneros, Ricardo Cisneros and their respective affiliates owning less than 50% of such total voting power. Although the Company has no current plans to engage in a transaction that would constitute or result in a "change of control" for these purposes, there can be no assurance given that the Company will not engage in such a transaction in the future.

Effect of Removing Reporting Covenant

      If the Invitation is consummated and the Proposed Amendment becomes effective, the amendment will be binding on all non-tendering Holders of Notes, as well as all Holders of Notes tendered but not purchased. The substantial modification of the reporting covenant and the Company's discontinuation of its periodic reporting to the SEC and other public company compliance could adversely affect the liquidity or the market price of the Notes that remain outstanding or otherwise be adverse to the interest of Holders.

                                     11



                                  CAPITALIZATION

      The following table sets forth the unaudited historical consolidated capitalization of the Company and unaudited pro forma consolidated capitalization of the Company as of April 16, 2005. The unaudited pro forma consolidated capitalization has been adjusted to reflect (i) borrowings under the Senior Credit Facility to finance the Invitation and (ii) the effectiveness of the Invitation assuming a clearing price of $830 per Note and the purchase of Notes with an aggregate principal amount of $38,000,000. The capitalization information set forth below should be read in conjunction with the Consolidated Financial Statements of the Company incorporated herein by reference (dollars in thousands).

                                                      As of April 16, 2005
                                                   --------------------------
                                                     Actual       Pro forma
                                                   ------------ -------------
-
Short-term debt:
      Current maturities (1). . . . . . . . . . .  $    12,893  $    15,821

Long-term debt:
      Existing notes (2). . . . . . . . . . . . .       75,699       37,699
      Term Loans. . . . . . . . . . . . . . . . .       43,988       75,034
Capital lease obligations, net of current portion        9,706        9,706
                                                   ------------ -------------
  Total long-term debt, net of current portion. .      129,393      122,439
                                                   ------------ -------------
  Total debt. . . . . . . . . . . . . . . . . . .      142,286      138,260

Total Stockholder's equity (3). . . . . . . . . .      (73,588)     (68,280)
                                                   ------------ -------------
Total capitalization. . . . . . . . . . . . . . .  $    68,698  $    69,981
                                                   ============ =============

      This Capitalization information will be updated through May 14, 2005 (the Company's latest quarter end) in an exhibit to the Company's 8-K which it intends to file prior to June 3, 2005

________________
(1) Actual includes $7,388 of revolver payable, $4,982 of the current portion of term loans and $523 of the current portion of long-term lease obligations.

(2)  Reflects $38,000 principal amount of Notes tendered.

(3) Pro forma stockholder's equity includes the tax affected impact of a $5,308 gain, net of expenses, in connection with the Invitation on the assumptions set forth above.

                                     12


                              CERTAIN RECENT EVENTS

      The Company's most recent fiscal year ended on October 30, 2004 and its related annual report on Form 10-K which was filed with the SEC on December
23, 2004 is incorporated herein by reference.   The Company's most recent
fiscal quarter ended on February 19, 2005 and its related quarterly report on Form 10-Q which was filed with the SEC on April 5, 2005 is also incorporated herein by reference. The Company's current fiscal year ends on October 29, 2005. As the Company's second quarter of the current fiscal year will not end until May 14, 2005, management is presenting the unaudited operating information below.
                                                    Unaudited
                                             (dollars in thousands)
                                       --------------------------------------
                                                 24 Weeks Ended.
                                       --------------------------------------
                                        April 16, 2005       April 17, 2004
                                       -----------------    -----------------
Net Sales                              $255,713  100.00%    $257,128  100.00%
Cost of goods sold                      172,389   67.42%     173,628   67.53%
                                       ---------            ---------
   GROSS PROFIT                         $83,324   32.58%     $83,500   32.47%

OPERATING EXPENSES
Selling, general and administrative
 expenses                                71,134   27.82%      68,790   26.75%
Gain on lease amendments                   (875)  -0.34%
Depreciation and amortization             8,437    3.30%       8,973    3.49%
                                       ---------            ---------
     OPERATING PROFIT                    $4,628    1.81%      $5,737    2.23%

Interest expense, net of interest
 income                                   6,847    2.68%       7,134    2.77%
Gain from early extinguishment of debt   (2,718)  -1.06%
                                       ---------            ---------
     INCOME (LOSS) BEFORE TAXES             499    0.20%      (1,397)  -0.54%

Income tax benefit (expense)                                      52
                                       ---------            ---------
     NET INCOME (LOSS)                     $499              $(1,345)
                                       =========            =========

Sales comparisons (dollars in millions)
                                                       28 weeks ended

                                                05/14/05   05/15/04   %Change
Total Sales                                       $296.4     $298.8    -0.80%
Total same store sales                            $295.4     $295.5    -0.03%

Retail food division
     Total sales                                  $276.1     $276.6    -0.18%
     Same store sales                             $275.1     $273.4     0.62%

In-home movies and games entertainment
  division
     Total sales                                   $20.3      $22.2    -8.56%
     Same store sales                              $20.3      $22.1    -8.14%

                                     13

      The cash overdraft at April 16, 2005 was $1,371. After giving effect to cash borrowings of $7,388, outstanding stand-by letters of credit of $2,400 and working capital requirements of $2,577, all at April 16, 2005, availability under the revolving credit facility was $9,397.

      The unaudited operating information on the previous page and the liquidity information in the preceding paragraph will be updated through May 14, 2005 (the Company's latest quarter end) in an exhibit to the Company's 8-K which it intends to file prior to June 3, 2005.

                        SOURCE AND AMOUNT OF FUNDS

      The total amount of funds available to the Company to pay the Clearing Price in connection with the Invitation to all Holders who tender Notes will be approximately $31,540,000. The Company will use a portion of the Senior Credit Facility to fund the payments to be made under the Invitation. Availability of those funds is a condition to the Company's obligation to purchase the Notes pursuant to the Invitation. See "TERMS OF THE INVITATION
- Conditions to the Invitation" and "CERTAIN CONSIDERATIONS - Effects of Amendments to the Senior Credit Facility". The Company's Senior Credit Facility is the Loan and Security Agreement dated May 23, 2003 by and between Westernbank Puerto Rico (Business Credit Division) as Lender and Pueblo International, LLC, FLBN, LLC (f.k.a. FLBN Corporation, f.k.a. Xtra Super Food Centers, Inc.), Pueblo Entertainment, Inc. (which has been merged into Pueblo International, LLC), Xtra Merger Corporation (which has been merged into Nutritional Sourcing Corporation), Caribad, Inc. (which has been merged into Pueblo International, LLC) and FLBN/Sub-Base, LLC (f.k.a FLBN/Sub-Base Corporation, f.k.a All Truck, Inc. ) as borrowers and Nutritional Sourcing Corporation. This agreement was amended and restated on January 28, 2005 to provide additional financing, Term Loan D, for an invitation to tender Notes
made at that time pursuant to modified Dutch auction procedures.    Term Loan
D which may aggregate for $45 million at an interest rate of prime plus 3 percent and will be amortized on a 180 month basis. On March 9, 2005 the Amended and Restated credit agreement was further amended (the First Amendment) to provide for the Company borrowing $11, 736,000 of Term Loan D the proceeds of which was used to fund the purchase of $14,301,227 principal amount of the Notes then outstanding for $745 per $1,000 of principal amount, related accrued interest to the settlement date and related expenses of the transaction. The remainder of Term Loan D, $33,264,000, may be drawn down for the purpose of purchasing notes and related transaction expenses until March 6, 2006. The amended and restated Senior Credit Facility will mature on March 1, 2010. The Company filed the January 28, 2005 amended and restated credit agreement with the SEC as an exhibit to its Form 8-K filed on that date. The First Amendment was filed with the SEC as an exhibit attached to the Company's Form 10-Q for the quarter ended February 19, 2005 which was filed on April 5, 2005.

                 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following summary is a general discussion of certain United States federal income tax consequences applicable under current law to the sale of Notes under the Invitation by Holders who are United States persons. For purposes hereof, the term "Holder" means a beneficial owner of a Note that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The discussion does not deal with special classes of Holders like dealers in securities or currencies, that are not United States Holders, persons holding Notes as a hedge or who have otherwise hedged the risk of holding Notes, persons whose functional currency is the United States dollar or persons holding Notes as part of a straddle or in connection with a conversion transaction or members of any holder that is, for United States Federal income tax purposes, transparent. In addition, the discussion does not describe any tax consequences arising out of the laws of any state, possession or local or foreign jurisdiction. This discussion assumes that the Notes are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended. Holders should be aware that the Company has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in this discussion, and there is a risk that the Service will not agree with these statements and conclusions.

                                     14

      Sale of Notes Under the Invitation. The sale of a Note by a Holder under the Invitation will be a taxable transaction for federal income tax purposes. Though the issue is not free from doubt, the Company believes that the consideration paid to the Holders in exchange to the Holder's note should be treated as having been paid with respect to the Note. Assuming this to be the case a Holder generally will recognize gain or loss in an amount equal to the difference between the amount of consideration received for such Note, other than the portion of the amount that is properly allocable to accrued interest, which will be taxed as ordinary interest income, and the Holder's adjusted tax basis in the Note. A Holder's adjusted tax basis in a Note generally will equal the cost of the Note to the Holder, increased by the amounts of any market discount or original issue discount previously included in income by the Holder with respect to the Note and reduced by any amounts previously deducted with respect to amortizable bond premium relating to the Note. The gain or loss will be capital gain or loss (and will be long-term capital gain or loss if the Note has been held for more than one year), except that a portion of such gain may be treated as ordinary income to the extent of any accrued market discount on such Note not previously included in income. Holders should be aware that the deductibility of capital losses is subject to certain limitations. In addition, it is possible, that the IRS might treat all or a portion of the amount received by a Holder as a separate fee for consenting to the proposed amendment to the existing Notes. If the IRS successfully asserted such a position, the amount treated as a separate fee likely would be taxable as ordinary income to the Holder. In this event, the amount that the Holder is treated as having received in exchange for the Notes would be reduced by a like amount and gain or loss recognized would be adjusted accordingly.

      United States Holders of Existing Notes Not Participating in the Invitation. Holders that do not tender their Notes pursuant the Invitation (or that tender less than all of their Notes will not recognize any income, gain or loss as a result of the Invitation. Holders will have the same adjusted tax basis and holding period in the existing notes after adoption of the proposed amendment that such Holder had in the existing notes immediately before such adoption.

      Backup Withholding and Information Reporting. A Holder may be subject to backup withholding at a rate of 28% on payments received with respect to accrued interest and the sales proceeds of the Notes (including any premium) unless the Holder (i) is exempt from such withholding or (ii) completes the substitute Form W-9 provided in the Letter of Transmittal, certifying under penalties of perjury that the taxpayer identification number provided is correct (or the Holder is awaiting assignment of a taxpayer identification number) and providing other required information. Any amount withheld under the backup withholding rules will be allowable as a refund or credit against the Holder's United States federal income tax liability.

      Holders should consult their own tax advisors with regard to the tax consequences of the adoption of the sale of Notes.


                                   DEPOSITARY

      The Company has retained Wilmington Trust Company to act as Depositary in connection with the Invitation. The Depositary also serves as the Trustee for the Notes. The Depositary will receive customary fees for its services in connection with the Invitation. The Company has agreed to reimburse the Depositary for its out-of-pocket expenses and to indemnify the Depositary against certain liabilities, including liabilities under federal securities laws.

      The Depositary assumes no responsibility for the accuracy or completeness of the information concerning the Company contained in this Invitation or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

      No fees or commissions have been or will be paid to any broker, dealer or other person, other than the Information Agent and the Depositary, in connection with the Invitation.

                                     15

                            AVAILABLE INFORMATION

      The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 233 Broadway, New York, New York 10279, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The Company's annual report on Form 10-K for the year ended October 30, 2004, and its quarterly report on Form 10-Q for the quarter ended February 19, 2005 which have been filed with the SEC (File No. 33-63372), are incorporated herein by reference. All documents filed by the Company under
Section 13(a), 13(c), or 14 or 15(d) of the Exchange Act after the date hereof and before the Expiration Date will be deemed to be incorporated by reference into this Invitation and to be a part hereof from the date filed.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed modified or superseded for purposes of this Invitation to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, a part of this Invitation.

      The Company will provide without charge to each person to whom a copy of this Invitation is delivered, on written or oral request of such person, by first class mail or other equally prompt means within one business day of receipt of the request, a copy of any of the documents that are incorporated by reference herein, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests for additional materials should be directed to D.F. King & Co., Inc., the Information Agent, at 48 Wall Street, 22nd Floor, New York, New York 10005, telephone (800) 628-8532 or (212) 269-5550 (collect).

      Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                                     16


                            Wilmington Trust Company

     By hand or overnight courier to:    By registered or certified mail to:
        Wilmington Trust Company              Wilmington Trust Company
        Corporate Capital Markets             DC-1626 Processing Unit
Re:  Nutritional Sourcing Corporation              P.O. Box 8861
             Tender Offer               Re:  Nutritional Sourcing Corporation
          Rodney Square North                       Tender Offer
       1100 North Market Street              Wilmington, DE 19899-8861
        Wilmington, DE 19890



    By Facsimile Transmission (Eligible Institutions Only):  (302) 636-4139
                   Confirmation by Telephone:  (302) 636-6470



      Questions and requests for assistance or for additional copies of this Invitation and the Letter of Transmittal may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Invitation.

The Information Agent for the Invitation is:



                           D.F. King & Co., Inc.

                        48 Wall Street, 22nd Floor
                        New York, New York  10005
              Banks and Brokers Call Collect:  (212) 269-5550
                All Others Call Toll Free:  (800) 628-8532

                                     17